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                                                                    EXHIBIT 99.1


            3.2        NUMBER OF DIRECTORS

                       The board of directors shall consist of seven (7) members. The number of directors may be changed by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation. Upon the closing of the first sale of the corporation's common stock pursuant to a firmly underwritten registered public offering (the "IPO"), the directors shall be divided into three classes, with the term of office of the first class, which class shall initially consist of two directors, to expire at the first annual meeting of stockholders held after the IPO; the term of office of the second class, which shall initially consist of two directors, to expire at the second annual meeting of stockholders held after the IPO; the term of office of the third class, which class shall initially consist of two directors, to expire at the third annual meeting of stockholders held after the IPO; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders held after such election.

                       No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.